Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES LEASE RESTATEMENT

Boulder, Colo., (August 4, 2005) - Array BioPharma Inc. (NASDAQ: ARRY) today announced a change in its accounting of rent expenses for facilities leased by the Company. In connection with making this change, the Company has decided to restate certain historical financial statements to correct the accounting for annual rental rate escalations under its facilities leases. This correction will result in non-cash expense adjustments which the Company does not believe are material to any of the restated periods.

The impact on the Company’s consolidated statements of operations is expected to be an approximate increase in net loss of $462,000 and $446,000 for the fiscal years ended June 30, 2004 and 2003, respectively, and of $228,000 for fiscal 2002 and prior years. This represents an approximate increase in net loss of 2%, or between $0.01 and $0.02 per share, for each of fiscal years 2004 and 2003.  The restatement will result in an increase in deferred rent liability on the Company’s June 30, 2004 balance sheet of approximately $1.1 million.  This restatement will not have an impact on the cash provided by operating activities during any of the years restated.  The Company expects the change in acccounting to reduce rent expense below the level that will actually be paid in fiscal years 2006 through 2008 by $300,000 to $500,000 per year.

The Company concluded on August 4, 2005, after discussion with its Audit Committee, and its current and former independent registered public accounting firms, that the Company’s accounting of rent expense for its leased facilities was not in compliance with Financial Accounting Standards Board Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases.” Previously, the Company recognized rent expense in the amount actually paid, including the 2% to 3% annual rent increases as they occurred.  The Technical Bulletin indicates that scheduled rent increases should be recognized by the lessee on a straight-line basis over the lease term, which may include optional lease renewal terms, and deferred rent expense should be recognized to reflect the difference between the rent paid in the current period and the calculated straight-line amount.   By not accounting for the future annual increases on a straight line basis, the rent expense and the liability for deferred rent were understated. Although the Company does not believe that the impact of this change is material to any prior periods, the Company is restating its prior financial statements because correcting this error in a single quarter could have a material effect on the Company’s results of operations for the fourth quarter of fiscal 2005.

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The Company’s restated financial statements will be reflected in the Company’s annual report on Form 10-K for the 2005 fiscal year to be filed with the Securities and Exchange Commission.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies access Array’s drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of August 4, 2005. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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